As filed with the Securities and Exchange Commission on November 5, 2020

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRANSENTERIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2962080
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

635 Davis Drive, Suite 300 Morrisville, North Carolina 27560
(Address of Principal Executive Offices)(Zip Code)

EMPLOYMENT INDUCEMENT PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

EMPLOYMENT INDUCEMENT RESTRICTED STOCK UNIT AWARD AGREEMENT

EMPLOYMENT INDUCEMENT STOCK OPTION AWARD AGREEMENT

(COLLECTIVELY, THE “PLAN”)

(Full title of the plan)

Joshua B. Weingard, Esq.

Chief Legal Officer

TransEnterix, Inc.

635 Davis Drive, Suite 300

Morrisville, NC 27560

(Name and address of agent for service)

909-765-8400

(Telephone number, including area code, of agent for service)

with a copy to:

Mary J. Mullany, Esquire

Ballard Spahr LLP

1735 Market Street

51st Floor

Philadelphia, Pennsylvania 19103

215-665-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non−accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001	150,000	(1)	$0.42	(2)	$63,000	$6.87
Common Stock, par value $0.001	50,000	(3)	$0.37	(4)	$18,500	$2.02
Total	200,000		—		$81,500	$8.89

(1)

Represents shares of common stock issuable pursuant to a stock option award granted to the Company’s Executive Vice President and Chief Financial Officer as an inducement grant pursuant to Section 711(a) of the NYSE American Company Guide.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), and based upon the price at which such options may be exercised.

(3)

Represents 30,000 shares of common stock issuable pursuant to a restricted stock unit award and 20,000 shares of common stock issuable pursuant to a performance-based restricted stock unit award, each granted to the Company’s Executive Vice President and Chief Financial Officer as an inducement grant pursuant to Section 711(a) of the NYSE American Company Guide.

(4)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the common stock as reported on the NYSE American on November 2, 2020.

EXPLANATORY NOTE

TransEnterix, Inc. (the “Registrant”) is filing this Registration Statement to register 200,000 shares of its common stock, $0.001 par value per share (“Common Stock”), for issuance pursuant to a grant of performance-based restricted stock units, pursuant to a grant of restricted stock units, and upon the exercise of stock options, in each case, granted as an employment inducement award in connection with a previously announced employment agreement dated August 14, 2020 by and between TransEnterix Canada, Inc. and Shameze Rampertab, as amended by the Amendment to Employment Agreement dated September 16, 2020 (as amended, the “Employment Agreement”).

In connection with his appointment as the Registrant’s Executive Vice President and Chief Financial Officer, Shameze Rampertab was awarded 20,000 performance-based restricted stock units (the “PRSUs”) pursuant to an Employment Inducement Performance Restricted Stock Unit Award Agreement dated as of August 24, 2020 between Mr. Rampertab and the Registrant (the “PRSU Award Agreement”), 30,000 restricted stock units (the “RSUs”) pursuant to an Employment Inducement Restricted Stock Unit Award Agreement dated as of August 24, 2020 between Mr. Rampertab and the Registrant (the “RSU Award Agreement”), and non-qualified stock options to purchase up to 150,000 shares (the “Options”) of the Registrant’s Common Stock pursuant to an Employment Inducement Stock Option Award Agreement dated as of August 24, 2020 between Mr. Rampertab and the Registrant (the “Stock Option Award Agreement” and, together with the PRSU Award Agreement and RSU Award Agreement, the “Plan”). Except as varied by the Plan and the Employment Agreement, the awards contain the applicable terms and conditions set forth in the TransEnterix, Inc. Amended and Restated Incentive Compensation Plan, including its appendices, as adopted or amended from time to time.

The PRSUs vest one-third per year, provided that the PRSUs are also subject to the performance goal of achievement of a stock price of $1.00 or more for twenty consecutive trading days in the three-year performance period beginning on the date of grant. The RSUs vest one-third per year. Neither the PRSUs nor the RSUs accrue dividend equivalents. The Option vests one-third per year. In the event that Mr. Rampertab’s employment with the Registrant or any subsidiary is terminated involuntarily at the time of, or within twelve months following, the consummation of a Change in Control (as defined in the Employment Agreement), then all unvested awards under the Award Agreements shall be accelerated and vest in full as of the date of termination.

The foregoing grants were made as inducements material to Mr. Rampertab’s acceptance of employment as Executive Vice President and Chief Financial Officer with the Registrant and are exempt from the stockholder approval requirements under the NYSE American Company Guide Section 711(a).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the United States Securities and Exchange Commission, or the Commission, this Registration Statement omits the information specified in the instructions to Part I of Form S-8. Documents containing such information will be sent or given to participants in the employee benefit plans (as defined in Rule 405 under the Securities Act) covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. Those documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Those documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, filed or to be filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, are incorporated herein by reference:

●	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 16, 2020;

●

the Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 15, 2020, for the quarter ended June 30, 2020, filed with the Commission on August 5, 2020 and for the quarter ended September 30, 2020, filed with the Commission on November 5, 2020;

●

the Registrant’s Current Reports on Form 8-K filed with the Commission on January 3, 2020 (Item 5.02); January 6, 2020 (Item 2.02); January 22, 2020 (Item 8.01); January 30, 2020 (Item 8.01); January 31, 2020 (Item 8.01); February 10, 2020 (Items 1.01, 8.01 and 9.01); February 12, 2020 (Item 8.01); February 25, 2020 (Items 1.01, 3.03 and 9.01); February 28, 2020 (Items 8.01 and 9.01); March 2, 2020 (Item 8.01); March 6, 2020 (Items 1.01, 3.03, 5.03, 8.01 and 9.01); March 19, 2020 (Items 2.02 and 9.01); April 28, 2020 (Item 1.01, 2.03 and 9.01); May 6, 2020 (Items 1.01 and 9.01); May 11, 2020 (Item 8.01); May 19, 2020 (Items 2.02 and 9.01); May 21, 2020 (Items 8.01 and 9.01); June 8, 2020 (Items 5.02, 5.07 and 9.01); June 11, 2020 (Item 5.02); June 23, 2020 (Items 8.01 and 9.01); July 1, 2020 (Items 1.01, 1.02, 8.01 and 9.01); July 27, 2020 (Items 8.01 and 9.01); August 7, 2020 (Items 2.02 and 9.01); August 13, 2020 (Items 5.02, 8.01 and 9.01) as amended by our Current Report on Form 8-K/A, filed with the Commission on August 14, 2020 (Items 5.02 and 9.01); September 15, 2020 (Items 7.01, 8.01 and 9.01); October 8, 2020 (Items 8.01 and 9.01); and October 9, 2020 (Items 1.01 and 9.01); and

●

the description of the Common Stock contained in the Registration Statement on Form 8-A filed on April 7, 2014, and any amendments to such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The statements required to be so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is a Delaware corporation. The Delaware General Corporation Law, or DGCL, and certain provisions of the Registrant’s bylaws under certain circumstances provide for indemnification of the Registrant’s officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to the Registrant’s bylaws.

Section 145 of the DGCL permits a corporation to indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful.

A similar standard is applicable in the case of derivative actions (i.e., actions brought by or on behalf of the corporation), except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Registrant’s bylaws provide for the indemnification described above and requires that any such indemnification only be made by the Registrant upon a determination that the applicable standard of conduct has been met, which determination shall be made (a) by the Registrant’s Board of Directors, or the Board, by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

The Registrant’s bylaws also authorize the Board, in its discretion, to pay the expenses of any such action in advance of the final disposition of such action upon a written undertaking by such indemnitee to repay such amounts if it shall ultimately be determined that he or she is not entitled to indemnification under the standard set by the DGCL and the Registrant’s bylaws.

Section 102(b)(7) of the DGCL permits, and the Registrant’s Amended and Restated Certificate of Incorporation provide, that no director shall be personally liable to the Registrant or its stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•   from any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•   from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•   under Section 174 of the DGCL (unlawful payment of dividend or unlawful stock purchase or redemption); and

•   from any transaction from which the director derived an improper personal benefit.

The Registrant has entered into an indemnification agreement with each of its directors and executive officers. The indemnification agreements provide indemnification to each director or executive officer, or the indemnitee, against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee, or on his or her behalf if the indemnitee is, or is threatened to be made, a party to or participant in any proceeding related to his or her status as a director and/or executive officer of the Registrant, as long as the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. For proceedings by or in the right of the Registrant, indemnification is provided as set forth above; provided, however, if applicable law so provides, no indemnification against such expenses will be made in respect of any claim, issue or matter in such proceeding as to which indemnitee shall have been adjudged to be liable to the Registrant unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made.

Section 145(g) of the DGCL grants the power to the Registrant to purchase and maintain insurance which protects the Registrant’s officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by the Registrant.

A stockholder’s investment may be adversely affected to the extent the Registrant pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, officers or employees regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit

Number                      Description

5.1 *	Opinion of Ballard Spahr LLP.

10.1.1

Employment Agreement, dated as of August 14, 2020, by and between TransEnterix Canada, Inc., on behalf of the Registrant, and Shameze Rampertab (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K/A, filed with the Commission on August 14, 2020).

10.1.2*	Amendment to Employment Agreement, dated September 16, 2020, by and between TransEnterix Canada, Inc., on behalf of the Registrant, and Shameze Rampertab.

10.2

TransEnterix, Inc. Employment Inducement Performance Restricted Stock Unit Award Agreement, dated as of August 24, 2020, by and between the Registrant and Shameze Rampertab (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on November 5, 2020).

10.3

TransEnterix, Inc. Employment Inducement Restricted Stock Unit Award Agreement, dated as of August 24, 2020, by and between the Registrant and Shameze Rampertab (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on November 5, 2020).

10.4

TransEnterix, Inc. Employment Inducement Stock Option Award Agreement, dated as of August 24, 2020, by and between the Registrant and Shameze Rampertab (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on November 5, 2020).

23.1 *	Consent of BDO USA, LLP.

23.2 *	Consent of Ballard Spahr LLP (contained in Exhibit 5.1).

24.1 *	Power of Attorney (on signature page).

______

*      Filed herewith.

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) under the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina on the 5th day of November, 2020.

TransEnterix, Inc.

By:	/s/ Anthony Fernando
Anthony Fernando
President and Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each undersigned director of TransEnterix, Inc. constitutes and appoints Shameze Rampertab and Joshua B. Weingard, and each of them, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Anthony Fernando	President, Chief Executive Officer and a Director (principal executive officer)	November 5, 2020
Anthony Fernando

/s/ Shameze Rampertab	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	November 5, 2020
Shameze Rampertab

/s/ Paul A. LaViolette	Chairman of the Board and a Director	November 5, 2020
Paul A. LaViolette

/s/ Andrea Biffi	Director	November 5, 2020
Andrea Biffi

/s/ Jane H. Hsaio	Director	November 5, 2020
Jane H. Hsaio, Ph.D.

/s/ David B. Milne	Director	November 5, 2020
David B. Milne
/s/ Richard C. Pfenniger, Jr.	Director	November 5, 2020
Richard C. Pfenniger, Jr.

/s/ William N. Starling, Jr.	Director	November 5, 2020
William N. Starling, Jr.